UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: January 21, 2009
(Date of earliest event reported)

CAVALIER HOMES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9792 (Commission File Number)	63-0949734 (IRS Employer Identification No.)

32 Wilson Boulevard 100 Addison, Alabama (Address of Principal Executive Offices)	35540 (Zip Code)

(256) 747-9800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 21, 2009, Cavalier Homes, Inc. (“Company”) entered into a Stock Purchase Agreement (“Agreement”) with Triad Financial Services, Inc. (“Triad”) pursuant to which the Company will sell its financial services subsidiary, CIS Financial Services, Inc. (“CIS”), to Triad for a purchase price of $750,000 in cash, to be paid at closing, plus the principal balance of its installment contract receivable referred to in the Agreement as the “Flow Loan Portfolio”, which will be paid to the Company as collected by Triad within 180 days of the closing date. The transaction is scheduled to close on or before March 1, 2009 and is subject to customary closing conditions, including the reaffirmation of representations and warranties by the Company and Triad, the lack of any material adverse change in the business of CIS and the satisfactory completion of due diligence by Triad. Immediately prior to the closing, the Company will transfer certain net assets of CIS into a newly-formed wholly-owned subsidiary of the Company, including all cash (reduced by the amount of any liabilities that Triad will assume), the installment contracts receivable referred to in the Agreement as the “Hold Loan Portfolio”, and other net assets.

The Agreement is attached hereto as Exhibit 10.1 and incorporated into this Item 1.01 by reference. The foregoing summary description of the Agreement is qualified in its entirety by reference to the Agreement.

Item 8.01 Other Events.

On January 27, 2009, the Company announced that it has retained Avondale Partners as its financial advisor in connection with the evaluation of its strategic alternatives. A copy of the related press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Stock Purchase Agreement among Cavalier Homes, Inc., Triad Financial Services, Inc. and CIS Financial Services, Inc. dates as of January 21, 2009.

99.1	Press Release dated January 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAVALIER HOMES, INC. (Registrant)
Date: January 27, 2009	By:	/s/ Michael R. Murphy
Michael R. Murphy Chief Financial Officer